Exhibit 10.1(c)

AMENDMENT NO. 5
TO THE
CENTURYTEL RETIREMENT PLAN

WHEREAS, the CenturyTel Retirement Plan (“Plan”) was amended and restated by CenturyTel, Inc. (the “Company”) effective December 31, 2006;

WHEREAS, the Company desires to amend the Plan to fully comply with the final Treasury Regulations under Internal Revenue Code § 415;

WHEREAS, the Company reserved the right to amend the Plan in Section 12.2 of the Plan and delegated to the General Counsel of the Company the authority to adopt any amendment or modification to the Plan that is necessary or appropriate to comply with applicable laws and regulations;

NOW, THEREFORE, effective January 1, 2008, the Plan is amended as follows:

I.

The first sentence of the second paragraph under paragraph (d) of Section 2.14, Compensation, is amended to read as follows:

For Plan Years beginning after December 31, 2001, the annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B) (for 2009, the limit is $245,000).

II.

Paragraph (a), (b) and (c) of Section 5.7, Limitations on Pensions, are amended and restated in their entirety to read as follows:

5.7	Limitations on Pensions.

(a)
In addition to any other limits set forth in the Plan, and notwithstanding any other provision of the Plan, in no event shall the annual amount of any retirement benefit payable with respect to a Participant under the Plan exceed the maximum annual amount permitted by Section 415 of the Code and the regulations thereunder.  The determination in the preceding sentence shall be made after taking into account the retirement benefits payable with respect to the Participant under all other defined benefit plans required to be aggregated with this Plan under Section 415(f)(1)(A) of the Code.

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(b)
If the limits imposed by subsection (a) above would otherwise be exceeded with respect to a Participant, the retirement benefits with respect to the Participant under the plans described in subsection (a) above shall be reduced until those limits are satisfied.  Reductions shall be made in reverse chronological order, that is, on a plan-by-plan basis, beginning with the plan under which the Participant most recently accrued a benefit or was allocated an annual addition, and ending with the plan under which the Participant least recently accrued a benefit.  However, in the event of a reduction of benefit from this Plan, reduction should be in the following sequence: Sections 6.1(a)(1), 6.1(a)(2), 6.1(a)(3), 6.1(a)(4), 6.1(a)(5) and 6.1(a)(6).  Reductions under this subsection (a) shall be done in accordance with the Employee Plans Compliance Resolution System (EPCRS), Rev. Proc. 2008-50, 2008-35 I.R.B. 464, or such other method(s) deemed acceptable by the Internal Revenue Service.

(c)	The limits imposed by subsection (a), above, shall be applied on the basis of:

(1)	the assumptions described below,

(i)
The mortality table used for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B),(C) or (D) shall be the “applicable mortality table” prescribed from time-to-time by the Secretary of the Treasury for purposes of Code Section 417(e).

(ii)	The interest rate used for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B),(C) or (D) except forms of benefit subject to Section 417(e) of the Code, shall be 5%.

(iii)
The interest rate used to adjust the limitation under Code Section 415(b)(2)(B) of the Code for forms of benefit subject to Section 417(e) of the Code shall be the “applicable interest rate” under Code Section 417(e) for years prior to 2004.  For 2004 and 2005, the interest rate shall be 5.5%.  For years after 2005 the interest rate shall be the greater of (i) 5.5% or (ii) the rate that provides a benefit of not more than 105 percent of the benefit that would be provided if the applicable interest rate (as defined in Code Section 417(e)) were the interest rate assumption.

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(iv)	Other assumptions set forth in the Treasury Regulations under Code Section 415.

(2)	the definition of compensation in Code Section 415(c)(3) and the Treasury Regulations thereunder,

(3)	any cost-of-living increase that the Plan is permitted to take into account under Section 415(d) of the Code, and

(4)	any applicable transition rules that preserve a Participant’s accrued benefit under the Plan as of the effective date of the enactment or amendment of Section 415 of the Code.

IN WITNESS WHEREOF, the Company has executed this amendment on this 15th day of September, 2009.

CENTURYTEL, INC.

By: /s/ Stacey W. Goff
Name: Stacey W. Goff
Title: Executive Vice-President, General Counsel and Secretary